As filed with the Securities and Exchange Commission on July 30, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AMERICAN COMMUNITY BANCSHARES, INC.

(Exact Name of Registrant as Specified in its Charter)

NORTH CAROLINA	56-2179531
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4500 Cameron Valley Parkway, Suite 150

Charlotte, North Carolina 28211

(704) 225-8444

(Address, including ZIP Code, and telephone number, including area code, of registrant’s principal executive offices)

American Community Bancshares, Inc. FNB Stock Option Plan

(Full title of the plan)

RANDY P. HELTON

PRESIDENT AND CHIEF EXECUTIVE OFFICER

AMERICAN COMMUNITY BANCSHARES, INC.

4500 CAMERON VALLEY PARKWAY, SUITE 150

CHARLOTTE, NORTH CAROLINA 28211

(704) 225-8444

(Name and address of agent for service)

WITH COPIES TO:

ANTHONY GAETA, JR., ESQ.

TODD H. EVESON, ESQ.

GAETA & ASSOCIATES, P.A.

8305 FALLS OF NEUSE ROAD, SUITE 203

RALEIGH, NORTH CAROLINA 27615

(919) 845-2558

CALCULATION OF REGISTRATION FEE (1)

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (1)
Common Stock $1.00 Par Value	204,402(1)	$5.61	$1,146,695.22	$145.29

(1)	The shares of Common Stock are being offered to holders of options granted in accordance with the terms of the American Community Bancshares, Inc. FNB Stock Option Plan (the “Plan”), which was assumed by Registrant in connection with its acquisition of FNB Bancshares, Inc.

(2)	Pursuant to Rule 457, the Aggregate Offering Price and the Registration Fee have been calculated on the basis of the maximum number of shares to be issued under the Plan and an Offering Price equal to the price at which the shares may be purchased pursuant to the Plan upon the exercise of the options.

PART I. INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Explanatory Note

As permitted by the rules of the Securities and Exchange Commission (the “Commission”), this Registration Statement omits the information specified in Part I (Items 1 and 2) of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the Plan as required by Rule 428(b) under the Securities Act of 1933 (“Securities Act”). Such documents are not being filed with the Commission as part of this Registration Statement or prospectuses or prospectus supplements pursuant to Rule 424.

PART II. INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Certain Documents by Reference

The following documents filed by Registrant with the Commission under the Securities Act are incorporated herein by reference:

(a)	Registrant’s Annual Report on Form 10-KSB for the year ended December 31, 2003;

(b)	Registrant’s Quarterly Report on Form 10-QSB for the period ended March 31, 2004;

(c)	Registrant’s Current Reports on Form 8-K dated as of February 2, 2004, April 16, 2004, April 23, 2004, May 21, 2004 and Registrant’s Current Reports on Form 8-K/A filed with the Commission on June 9, 2004 and June 15, 2004; and

(d)	Registration Statement on Form S-4 filed under the Securities Act on December 5, 2003, and amended on Form S-4/A on January 15, 2004 (Registration No. 333-110978);

In addition, all documents subsequently filed with the Commission by Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) after the date hereof prior to the filing of a post-effective amendment which indicates that all securities being offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated herein by reference and to be a part hereof from the dates of filing of such documents.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

Registrant is incorporated under the laws of the State of North Carolina. North Carolina’s Business Corporation Act (the “BCA”) contains provisions prescribing the extent to which directors and officers of a corporation shall or may be indemnified.

The BCA permits a corporation, with certain exceptions, to indemnify a current or former officer or director against liability if he acted in good faith and he reasonably believed (i) in the case of conduct in his official capacity with the corporation, that his conduct was in its best interests, (ii) in all other cases, that his conduct was at least not opposed to its best interests and (iii) with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

A corporation may not indemnify him in connection with a proceeding by or in the right of the corporation in which he was adjudged liable to the corporation or in connection with any other proceeding charging improper personal benefit to him, whether or not involving action in his official capacity, in which he as adjudged liable on the basis that personal benefit was improperly received by him unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, he is fairly and reasonably entitled to indemnity for such reasonable expenses incurred which the court shall deem proper.

The BCA requires a corporation to indemnify an officer or director in the defense of any proceeding to which he was a party against reasonable expenses to the extent that he is wholly successful on the merits or otherwise in his defense. Indemnification under the BCA generally shall be made by the corporation only upon a determination that indemnification of the director or officer was proper under the circumstances because he met the applicable standard of conduct. Such determination may be made (i) by the Board of Directors by a majority vote of a quorum consisting of directors who are not parties to such proceeding, (ii) if such a quorum is not obtainable, by majority vote of a committee duly designated by the Board of Directors consisting solely of two or more directors not at the time party to such proceeding; (iii) if such quorum is not obtainable, or, even if obtainable if a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (iv) by the stockholders of the corporation.

The BCA permits a corporation to provide for indemnification of directors and officers in its Articles of Incorporation or Bylaws or by contract or otherwise, against liability in various proceedings, and to purchase and maintain insurance policies on behalf of these individuals. The Articles of Incorporation of the Registrant provide for the elimination of the personal liability for monetary damages for certain breaches of fiduciary duty and the Bylaws of the Registrant provide for the indemnification of directors and officers to the maximum extent permitted by North Carolina law.

Item 7.	Exemption From Registration Claimed

Not applicable.

Item 8.	Exhibits

The following exhibits are filed herewith or incorporated herein by reference as a part of the Registration Statement.

Exhibit Number	Description

4.1	Specimen of Registrant’s Common Stock certificate (incorporated by reference to Registration Statement on Form S-4 filed February 25, 2000; Registration No. 333-31148).

5.1	Opinion of Gaeta & Associates, P.A. as to the legality of the securities being registered (filed herewith).

23.1	Consent of Dixon Hughes PLLC (filed herewith).

23.2	Consent of Gaeta & Associates, P.A. (contained in the opinion filed herewith as Exhibit 5.1).

24.1	Power of Attorney (filed herewith).

99.1	American Community Bancshares, Inc. FNB Stock Option Plan (filed herewith)

Item 9.	Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the Prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)	To include any additional or changed material information with respect to the plan of distribution;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, if the Registrant offers the securities to existing security holders under warrants or rights and the Registrant reoffers to the public any securities not taken by security holders, with any modifications that suit the particular case, the Registrant will supplement the Prospectus, after the end of the subscription period, to include the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities that the underwriters will purchase and the terms of any later reoffering. If the underwriters make any public offering of the securities on terms different from those on the cover page of the prospectus, the Registrant will file a post-effective amendment to state the terms of such offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, State of North Carolina, on July 30, 2004.

AMERICAN COMMUNITY BANCSHARES, INC.

By:	/s/ Randy P. Helton
Randy P. Helton
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on July 30, 2004.

Signature	Title

/S/ RANDY P. HELTON Randy P. Helton	President and Chief Executive Officer

/S/ DAN R. ELLIS, JR. Dan R. Ellis, Jr.	Chief Financial Officer and Secretary

/S/ ROBERT D. DINSMORE, JR.* Robert D. Dinsmore, Jr.	Director

/S/ FRANK L. GENTRY* Frank L. Gentry	Director

/S/ THOMAS J. HALL* Thomas J. Hall	Director

/S/ LARRY S. HELMS* Larry S. Helms	Director

/S/ BILL MASON* Bill Mason	Director

/S/ V. STEPHEN MOSS* V. Stephen Moss	Director

/S/ PETER A. PAPPAS* Peter A. Pappas	Director

/S/ L. STEVEN PHILLIPS* L. Steven Phillips	Director

/S/ ALISON J. SMITH* Alison J. Smith	Director

/S/ L. CARLTON TYSON* L. Carlton Tyson	Director

/S/ DAVID D. WHITLEY* David D. Whitley	Director

/S/ GREGORY N. WYLIE* Gregory N. Wylie	Director

* /S/ RANDY P. HELTON By Randy P. Helton	Attorney-in-Fact	July 30, 2004

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION OF EXHIBIT	PAGE

4.1	Specimen of Registrant’s Common Stock	Incorporated by reference

5.1	Opinion of Gaeta & Associates, P.A. as to the legality of the securities being registered	8

23.1	Consent of Dixon & Hughes PLLC	9

23.2	Consent of Gaeta & Associates, P.A.	Included in Exhibit 5

24.1	Power of Attorney	10

99.1	American Community Bancshares, Inc. FNB Stock Option Plan	12